Exhibit 99.1

New Mountain Finance Corporation

Appoints Kris Corbett as Chief Financial Officer

NEW YORK, NY, November 22, 2023 – New Mountain Finance Corporation (NASDAQ: NMFC) (“New Mountain”), the publicly traded credit BDC arm of New Mountain Capital, today announced the appointment of Kris Corbett as Chief Financial Officer, effective November 27, 2023.

“We are pleased to welcome Kris Corbett to the New Mountain credit team,” said John R. Kline, Chief Executive Officer of New Mountain Finance Corporation. “Kris has deep domain experience in the direct lending industry and extensive experience leading high-performing finance teams. We expect him to be a tremendous asset to our growing platform.”

“I would like to welcome Kris as the next CFO of NMFC and the leader of our overall finance function within our credit group,” said, Adam B. Weinstein, COO and CFO of New Mountain Capital and Director of NMFC. “I would also like to thank Laura Holson for her leadership as interim CFO over the last year as she continues as COO of New Mountain’s Credit business.”

Mr. Corbett joins New Mountain from Blackstone Credit, one of the world’s largest credit-oriented asset managers, where he served as a Senior Vice President, Controller and Treasurer of both the Blackstone Private Credit Fund (BCRED) and the Blackstone Secured Lending Fund. Prior to joining Blackstone in 2016, Mr. Corbett was a Managing Director at Perella Weinberg Partners where he performed roles in finance, accounting and financial reporting within alternative asset management. Prior to Perella Weinberg Partners, Mr. Corbett held a variety of positions in accounting and financial reporting at King Street Capital Management and Ziff Brothers Investments. He began his career in public accounting at Pricewaterhouse Coopers. Mr. Corbett received a Bachelor of Business Administration in Accounting from University of Massachusetts and is a Certified Public Accountant in the state of New York and a CFA Charterholder.

About New Mountain Finance Corporation

New Mountain Finance Corporation (NASDAQ: NMFC) is a leading business development company (BDC) focused on providing direct lending solutions to U.S. middle market companies backed by top private equity sponsors. Our portfolio consists primarily of senior secured loans, and select junior capital positions, to growing businesses in defensive industries that offer attractive risk-adjusted returns. Our differentiated investment approach leverages the deep sector knowledge and operating resources of New Mountain Capital, a global investment firm with over $45 billion of assets under management as of September 30, 2023.

About New Mountain Capital

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, credit and net lease investment strategies with over $45 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit http://www.newmountaincapital.com.

Contact
New Mountain Finance Corporation

Investor Relations

Laura C. Holson, Authorized Representative

NMFCIR@newmountaincapital.com

(212) 220-3505